CONTACTS:
Angus C. Morrison
Senior Vice President, CFO & Treasurer
(770) 822-4295
www.vistaeyecare.com


FOR IMMEDIATE RELEASE:
April 5, 2000

                  VISTA EYECARE TO RESTRUCTURE UNDER CHAPTER 11

LAWRENCEVILLE, GA Vista Eyecare, Inc. (NASDAQ: VSTA), the national retail optical company, announced today that it has filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company made the filing in the U.S. Bankruptcy Court in the Northern District of Georgia.

James W. Krause, Chairman and Chief Executive Officer, stated that, "This is not an ordinary bankruptcy case. We have positive cash flows and a strong core business. Our problems are clearly defined - too much high cost debt and too many under-performing retail centers acquired in 1998. We have spent the past several weeks attempting to come up with a proposal that would address these problems outside of a court proceeding. Ultimately, the time required to complete a restructuring transaction and the uncertain cost of closing unprofitable locations were too great to overcome."

Mr. Krause continued, "We expect to emerge from bankruptcy as quickly as possible with all of our host operations, with a smaller and more profitable base of free-standing locations, and with a sound capital structure."

Subject to court approval,  the Company expects to receive  Debtor-in-Possession
(DIP) financing from its current secured lenders.

Mr. Krause concluded, "While unfortunate, this proceeding will bring order to a disorderly process. It should have little or no impact on our customers, our independent optometrists, or our employees. We intend to continue to compete vigorously in our markets and to work diligently to meet the needs of our customers."

Vista Eyecare, Inc., with a total of 908 locations, is the nation's third largest optical company in terms of sales on an annualized basis and second largest in terms of locations (including 586 leased department and 322 Vista Optical free standing locations). The Company's retail operations offer a full line of optical goods including spectacles, contact lenses, prescription and non-prescription sunglasses and a full line of optical accessories. In addition, independent Doctors of Optometry are available adjacent to most store locations.

_____________________

This press release includes certain forward-looking statements in reliance on the "safe harbor" provisions of The Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the factors identified below. Actual results may differ materially from those anticipated in any such forward-looking statements.

The Company's liquidity, capital resources, and results of operations may be affected from time to time by a number of factors and risks, including, but not limited to, the factors described in the Company's filings with the Securities and Exchange Commission; the ability of the Company to: arrange DIP financing; operate successfully under a Chapter 11 proceeding; comply with the terms of its credit facility prior to obtaining DIP financing; obtain shipments and negotiate terms with vendors and service providers for current orders; negotiate terms with landlords with respect to stores to be closed and current and future lease obligations; fund and execute a new operating plan for the Company; attract and retain key executives and associates; meet competitive pressures from other retailers, including specialty retailers and discount stores, which may affect the nature and viability of the Company's business strategy; generate cash flow notwithstanding the seasonal nature of the Company's business; attract and retain customers; manage its business notwithstanding potential adverse publicity.


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